consent of independent public accountants

As independent public accountants, we hereby consent to the incorporation in this Form 10-K of our report dated January 26, 2001, included in Registration Statement File No._____. It should be noted that we have not audited any financial statements of GBC subsequent to December 31, 2000 or performed any audit procedures subsequent to the date of our report.
Arthur Andersen LLP
Chicago, Illinois
January 26, 2001